PRUDENTIAL WORLD FUND, INC.

ARTICLES OF AMENDMENT

Prudential World Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as an open-end management investment company (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the "Charter") is hereby amended to decrease the par value of all of the common stock that the Corporation is authorized to issue from $0.01 per share to $0.00001 per share.

SECOND: The amendment to the Charter as set forth above has been approved by at least a majority of the entire Board of Directors and the amendment is limited to a change expressly authorized by Section 2-604(b) of Maryland General Corporation Law to be made without action by the stockholders.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer's knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 26th day of October, 2021.

ATTEST:	PRUDENTIAL WORLD FUND, INC.
/s/ Debra Rubano	By: /s/ Scott E. Benjamin
Name: Debra Rubano
Name: Scott E. Benjamin
Title: Assistant Secretary	Title: Vice President